Exhibit 10.38

Execution Version

amended and restated Executive Employment Agreement

This Amended and Restated Executive Employment Agreement (the “Agreement”), dated October 22, 2019, is entered into by and between Apex Global Brands, Inc.., a Delaware corporation (the “Company”) and Henry Stupp (“Executive”) (collectively, the “parties”).

RECITALS

WHEREAS, the parties previously entered into an Employment Agreement dated August 26, 2011, which was subsequently amended and restated on July 15, 2013 and further amended and restated on July 11, 2016 (the “Original Agreement”), which expires by its terms on January 30, 2020;

WHEREAS, the parties wish to amend and restate the Original Agreement and to provide for Executive’s continued employment with Company pursuant to the terms of this Agreement effective as of January 31, 2020 (the “Effective Date”); and

WHEREAS, prior to the Effective Date, the Original Agreement shall continue in accordance with its terms;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Position and Responsibilities; term

A.Position.  As of the Effective Date, Executive shall continue to be employed by the Company to render services to the Company in the position of Chief Executive Officer.  Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company.  Executive shall also serve as the most senior executive officer of each of the Company’s subsidiaries, unless otherwise agreed by Executive and the Company.  Executive shall report solely to the Company’s Board of Directors (the “Board”).  Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.  As of the Effective Date, Executive shall continue to serve as a member of the Board.  Each year during the Term, the Board shall nominate Executive for election to the Board at the Company’s annual meeting of stockholders.

B.Other Activities.  Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment while employed by the Company, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is reasonably likely to interfere in any material respect with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.  Notwithstanding the foregoing, Executive shall be permitted to serve on corporate, civic or charitable boards or committees and shall be permitted to engage in personal business and investment activities (including without limitation activities related to Visioneering Marketing), provided that such activities do not materially interfere with the performance of Executive’s duties under this Agreement.

C.No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive has to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

D.Term.  This Agreement shall remain in effect from the Effective Date until January 31, 2021 (“Initial Term”). After the Initial Term the Agreement shall automatically be renewed for a one-year term (each a “Subsequent Term,” and together with the Initial Term, a “Term”), unless either party provides the other party written notice of non-renewal at least ninety (90) days prior to the end of the then current Term.

II.	Compensation and Benefits

A.Base Salary.  In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Six-Hundred-Fifty-Thousand Dollars ($650,000.00) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company.

B.Discretionary Bonus.  Within 60 days from the end of each fiscal year during the Term, the Compensation Committee of the Board shall evaluate Executive’s performance in light of factors that such committee deems relevant.  Based on this evaluation, Executive will be eligible to receive a bonus award of up to $300,000 for performance in each fiscal year.  The amount of the bonus, if any, shall be determined in the sole discretion of the Compensation Committee of the Board and shall be paid in accordance with the Company’s regularly established payroll practice within 75 days of the end of the relevant fiscal year.

C.Performance Bonus.  For each fiscal year during the Term, Executive shall be eligible to receive a performance bonus based on level of achievement of the Company’s EBITDA (inclusive of any amounts payable under this Section II.C) for such fiscal year relative to the EBITDA target included in the budget approved by the Board for such fiscal year (and taking into account any Board approved adjustments to the budgeted EBITDA during the relevant fiscal year). The amount of the performance bonus shall be $200,000 at 100% achievement, with a minimum bonus of $50,000 at 80% achievement and a maximum bonus of $350,000 at 120% achievement (with linear interpolation between 80% and 120% achievement).  If the Company’s EBITDA for such fiscal year is less than 80% of the EBITDA target included in the budget approved by the Board for such fiscal year (and taking into account any Board approved adjustments to the budgeted EBITDA during the relevant fiscal year), then Executive shall not be entitled to any performance bonus under this Section II.C. The determination regarding the satisfaction of the criteria for the performance bonus in this Section II.C shall be made by the Compensation Committee of the Board in good faith after reviewing the financial results of the Company for the relevant fiscal year.  Any award payable under this Section II.C shall be paid in accordance with the Company’s regularly established payroll practice within 75 days of the end of the relevant fiscal year.  Notwithstanding anything in this Agreement, no Performance Bonus shall be payable under this Section II.C unless the EBITDA of the Company is in excess of $10,000,000 for such fiscal year.

D.Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.  Executive shall be entitled to vacation of three weeks per annum.

E.Expenses.  The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.  Executive agrees to abide by the Company’s Travel and Expense Reimbursement Policy, a copy of which has been delivered to Executive.  The Company shall also reimburse Executive for reasonable legal fees and expenses incurred by him in the negotiation and preparation of this Agreement up to a maximum amount of $20,000.

F.Stock Options. As soon as practicable following the Effective Date, and pursuant to the terms of the Cherokee Inc. Amended and Restated 2013 Stock Incentive Plan, as amended from time to time (the “Plan”), the Company shall grant to the Executive an Option (as such term is defined in the Plan) to purchase 100,000 shares of the Company’s Common Stock at a purchase price equal to Fair Market Value (as such term is defined in the Plan).  The Option shall vest in equal annual installments over a period of three (3) years such that the Option is vested fully as of the third anniversary of the Effective Date provided, however, that if Executive earns the Sale Bonus (as described in Section II.G. below) the Option shall vest fully upon the Corporate Transaction (as defined below).  The Option shall be subject to the terms of the Plan and a form of option agreement.

G.Sale Bonus. If the Company consummates a Corporate Transaction (as such term is defined in clause (iii) of Section 2(o) the Plan) during the Term and the amount per share received by the holders of the Company’s Common Stock is greater than $1.00 per share (the “Qualifying Share Price”), the Company shall pay the Executive a bonus in an amount equal to $100,000 multiplied by the Qualifying Share Price, minus $1.  By way of example only, if the Qualifying Share Price $3.25, the amount of the Sale Bonus shall equal $225,000.  The Sale Bonus, if any, will be paid, less required withholdings, within thirty (30) days following the effective date of the Corporate Transaction.

III.	At‑Will Employment; Termination By Company without cause; termination by executive for good reason

A.At‑Will Employment.  Executive’s employment with the Company shall be “at‑will” at all times.  The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.  Executive may terminate his employment with the Company at any time, without any advance notice, for any reason or no reason at all, and all obligations of Executive under this Agreement shall cease, except as otherwise provided herein.

B.Severance.  Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive’s employment at any time, including if the Company elects not to renew the Term, or if Executive terminates his employment at any time for Good Reason (as defined in Section V below), Executive will be entitled to receive an amount equal to six (6) months (the “Severance Period”) of Executive’s then-current Base Salary, payable in the form of salary continuation (“Severance”), provided, however, that if the Executive earns the Sale Bonus and thereafter becomes entitled to resign as a result of clause (iii) of the definition of For Good Reason then the Severance Period shall be twelve (12) months.  In addition, Executive will be entitled to receive: (i) a pro-rated performance bonus for the fiscal year in which such termination occurs (based on the actual achievement for the full fiscal year and then pro-rated to reflect the number of days of employment during such fiscal year) which shall be payable at the same time as performance bonuses are payable to the Company’s other senior executives; (ii) an additional severance payment equal to one times the Executive’s average performance bonuses for the prior two completed fiscal years, which shall be paid in a lump sum within 60 days of termination of employment; and (iii) accelerated vesting of the Executive’s restricted stock units (or other equity awards).  Executive shall not be entitled to any Severance if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV below) or if Executive’s employment is terminated by Executive for any reason other than Good Reason.  .

C.Medical and Dental Benefits. For such portion of the Severance Period as Executive is eligible for and elects COBRA continuation coverage, the Company shall either:  (i) continue Executive’s medical and dental benefits as such benefits are generally offered to the Company’s employees as of Executive’s termination date, or (ii) reimburse Executive for COBRA payments made by Executive to maintain his medical and dental benefits, as applicable under the Company’s insurance policies.

D.Conditions to Benefits.

1.Release of Claims Agreement.  The receipt of any severance or other benefits pursuant to Section III.B. will be subject to Executive signing and not revoking a release of claims agreement in the form attached hereto as Annex B, and such release becoming effective within sixty (60) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release, subject to Annex A.

2.  Non-solicitation.  The receipt of any severance or other benefits pursuant to Section III.B. will be subject to Executive complying with the provisions of Section VII.B during the Severance Period.

3.Non-disparagement.  The receipt of any severance or other benefits pursuant to Section III.B. will be subject to Executive agreeing that during the Severance Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Agreement.

4.No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

IV.	Other Terminations By Company

A.Termination for Cause.  For purposes of this Agreement, “For Cause” shall mean: (i) Executive is indicted or charged in a court of competent jurisdiction for, or pleads nolo contendere to, a felony or crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.  The Company may terminate Executive’s employment For Cause only after affording the Executive an opportunity (on notice which may be a little as 24 hours) to appear (with his counsel) before the Board.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.   Nothing in this Section shall affect Executive’s rights to payment of unreimbursed business expenses, rights under any benefit plan in which Executive is a participant or any rights to indemnification.

B.By Death.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. In addition, Executive will be entitled to receive: (i) a pro-rated performance bonus for the fiscal year in which such termination occurs (based on the actual achievement for the full fiscal year and then pro-rated to reflect the number of days of employment during such fiscal year) which shall be payable at the same time as performance bonuses are payable to the Company’s other senior executives; and (ii) accelerated vesting of the Executive’s restricted stock units (or other equity awards).  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to payment of unreimbursed business expenses, the benefits of any life insurance plan or other applicable benefit plans or any rights to indemnification.

C.By Disability.  If Executive becomes eligible for the Company’s long term disability benefits or if, in the reasonable opinion of the Company (based on advice of a medical doctor reasonably acceptable to Executive and the Company), Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment.  The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  In addition, Executive will be entitled to receive: (i) a pro-rated performance bonus for the fiscal year in which such termination occurs (based on the actual achievement for the full fiscal year and then pro-rated to reflect the number of days of employment during such fiscal year) which shall be payable at the same time as performance bonuses are payable to the Company’s other senior executives; and (ii) accelerated vesting of the Executive’s restricted stock units (or other equity awards).  Nothing in this Section shall affect Executive’s rights to payment of unreimbursed business expenses, rights under any disability plan or other applicable benefit plan in which Executive is a participant or any rights to indemnification.

V.OTHER Termination By Executive

A.At-Will Termination by Executive.  Executive may terminate employment with the Company other than for Good Reason at any time for any reason or no reason at all, upon four weeks’ advance written notice.  During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder.  The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period.  Thereafter all obligations of the Company under this Agreement shall cease.  Nothing in this Section shall affect Executive’s rights to payment of unreimbursed business expenses, rights under any benefit plan in which Executive is a participant or any rights to indemnification.

B.Termination by Executive for Good Reason.  Executive may terminate employment with the Company For Good Reason.  For purposes of this Agreement, “For Good Reason” shall mean any of the following without the Executive’s consent:  (i) the assignment to Executive of any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of the Executive’s duties or responsibilities; (ii) Executive no longer reports directly to the Board; (iii) a reduction in the Executive’s Base Salary or bonus opportunities; (iv) the Company’s requiring Executive to be based at any office or location more than 50 miles from the location at which he performs his services for the Company, except for travel reasonably required in the performance of Executive’s responsibilities; or (v) material breach by the Company of its material obligations under the Agreement or any other agreement with the Executive which breach is not cured within 20 days after written notice thereof by the Executive.

VI.	Termination Obligations

A.Return of Property.  Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.  Notwithstanding the foregoing, Executive shall be entitled to retain copies of his personal employment and tax records.

B.Resignation and Cooperation.  Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Executive shall also reasonably cooperate at the Company’s expense with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII.	Inventions and Proprietary Information; Prohibition on Third Party Information

A.Proprietary Information Agreement.  Executive agrees that he shall continue to be bound by the terms of the Company’s proprietary information and inventions agreement.

B.Non‑Solicitation.  Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information.  During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the proprietary information agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during his employment with the Company, by using the Company’s trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

C.Non‑Disclosure of Third Party Information.  Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties.  Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

VIII.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.  Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.  All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

IX.Assignment; Binding Effect

A.Assignment.  The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may not be assigned or transferred by the Company except in connection with a sale of all or substantially all of its assets and provided that the acquiring party agrees to assume this Agreement.  Nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B.Binding Effect.  Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the permitted successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

X.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered:  (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below.  The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail.  Executive shall be obligated to notify the Company in writing of any change in Executive’s address.  Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Apex Global Brands, Inc.
5990 Sepulveda Boulevard
Sherman Oaks, CA 91411
Attn: Secretary

Executive’s Notice Address:

XI.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XII.	Taxes

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive.

XIII.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XIV.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XV.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive and the Company agree that Sections III through VII of this Agreement shall survive the termination of employment and the termination of this Agreement.

XVI.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVII.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XVIII.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company, may not be contradicted by evidence of any prior or contemporaneous statements or agreements except for agreements specifically referenced herein, and amends, restates and supersedes the Original Agreement in its entirety.    Notwithstanding the foregoing, this Agreement in no way modifies or limits the rights or obligations of the Company or Executive under (i) the Indemnification Agreement by and between the Company and Executive dated June 19, 2012 or the indemnification provisions of the Company’s charter or by-laws, (ii) the Executive’s equity awards outstanding on the Effective Date or (iii) the Company’s benefits plans or fringe benefit policies with respect to Executive’s service with the Company prior to the Effective Date.  To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

XIX.	Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[Remainder of page left intentionally blank.]

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Apex Global Brands, Inc.

By:
Evan Hengel, Chairman of the Board

Date:

Henry Stupp

Signature

Date:

Signature Page to Executive Employment Agreement dated October 22, 2019

ANNEX A

Section 409A Addendum

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A") (together, the “Deferred Payments") will be paid or otherwise provided until Executive has had a “separation from service" within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service" within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee" within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit" will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

Annex B

RELEASE

This Release (“Release”) is entered into by and between Apex Global Brands, Inc., a Delaware corporation (the “Company”) and Henry Stupp, an individual (“Executive”), as of the last date set forth below.  The Company and the Executive are sometimes referred to herein as the Parties.

1.Release by Executive.  Except for the “Excluded Claims” (defined below), as a condition to receipt of the severance or other benefits payable pursuant to Section III.B of the Amended and Restated Executive Employment Agreement dated as of October 22, 2019 between the Company and the Executive (“Employment Agreement”)), Executive hereby fully and forever releases and discharges Company and its current and former parents, subsidiaries, affiliates, divisions, employees, trustees, fiduciaries, insurers, officers, directors, investors, shareholders, owners, attorneys, agents, successors, assignees, benefit plans, and representatives (hereafter referred to collectively as the “Company Releasees”), and each of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Executive has incurred or expects to incur, or now owns or holds, or has at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising prior to the date of Executive’s execution of this Release in connection with Executive’s employment with the Company and the termination of that employment.

This release extends to any and all claims including, but not limited to, any alleged:  (a) violation of the California Fair Employment and Housing Act, the California Wage Orders, the Private Attorneys General Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Labor Code, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans With Disabilities Act, the Family Medical Leave Act, the California Family Rights Act, the Sarbanes-Oxley Act, and/or state and federal False Claims acts; (b) harassment, discrimination, retaliation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, fraud, defamation, interference with prospective economic advantage, and/or wage and hour violations; and (c) violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any of the Company Releasees.  It is Executive’s intent to waive and release any and all claims that she has or may have against the Company Releasees as of the date of the execution of this Release.  Notwithstanding the releases set forth above, this Release does not release: (i) any claim that is prohibited from being released as a matter of law, (ii) the Company’s obligation to make the payments or provided the benefits under Sections III.B of the Employment Agreement, (iii) any rights of Executive to receive payments or benefits after the date hereof under the Company’s benefit plans in accordance with the terms of such plans, (iv) any rights to indemnification under the Company’s charter, by-laws or the indemnification agreement dated June 19, 2012 or (v) any rights of Executive in his capacity as a stockholder of the Company (collectively, the “Excluded Claims”).

2.Release by Company.  Company, on behalf of itself and its current and former parents, subsidiaries, affiliates, divisions, employees, trustees, fiduciaries, insurers, officers, directors, investors, shareholders, owners, attorneys, agents, successors, assignees, benefit plans, and representatives, hereby fully and forever releases and discharges Executive and his heirs, executors, successors and assigns (hereafter referred to collectively as the “Executive Releasees”), and each of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Company has incurred or expects to incur, or now owns or holds, or has at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising prior to the date of the Company’s execution of this Release in connection with Executive’s employment with the Company and the termination of that employment.

3.Statutory Waiver.  It is the Parties’ intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that the parties may have against the Company Releasees or the Executive Releasees, as the case may be.

Executive expressly acknowledges that she is aware of the existence of California Civil Code § 1542 and its meaning and effect.  Executive expressly acknowledges that he has read and understands the following provision of that section, which provides:

A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly waives and releases any right to benefits he may have under California Civil Code § 1542 to the fullest extent he may do so lawfully.  Executive further acknowledges that he may later discover facts different from, or in addition to, those facts now known to him or believed by him to be true with respect to any or all of the matters covered by this Release, and he agrees this Release nevertheless shall remain in full and complete force and effect.

4.Further Claims.  Executive has not and will not file any charges against any of the Company Releasees based on events occurring prior to the date of execution of this Release with any state or federal administrative agency, and shall immediately dismiss any such existing claims, if any.  Executive has not and will not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein.  Executive has not and will not participate, assist, or cooperate in any claim, charge, suit, complaint, action or proceeding against any of the Company Releasees, unless and to the extent required or compelled by law.  Executive has not and will not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against any of the Company Releasees.  This provision does not apply to charges filed with the Equal Employment Opportunity Commission or claims challenging the validity of the Release under the Age Discrimination in Employment Act.

5.No Further Payments Owed.  Executive acknowledges that the Company has already provided him with payment for any and all wages, compensation, commissions, vacation, sick leave, overtime, and reimbursements for expenses.

6.Disparagement.  During the Severance Period (as defined in the Employment Agreement), Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company. During the Severance Period, the Company will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Release will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation or (2) enforcing his or its rights pursuant to this Release.

7.Full Authority; No Other Representations.  Each of the parties acknowledges that he or it has full authority to enter into this Release and to be bound by it.  Executive is voluntarily entering into this Release free of any duress or coercion.  Executive acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any party except those covenants, agreements and promises embodied in this Release.

8.Consideration Period.  Executive acknowledges that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that Executive has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq.  This paragraph and this Release are written in a manner calculated to be understood by Executive.  Executive acknowledges that in return for this Release, he will receive compensation beyond that to which he was already entitled to receive before entering into this Release.  Executive is hereby advised in writing to consult with an attorney before signing this Release.  Executive acknowledges that he has had a reasonable time of up to 21 days in which to consider signing this Release.  If Executive decides not to use all 21 days, Executive knowingly and voluntarily waives any claims that Executive was not given the 21-day period or did not use the entire 21 days to consider this Release.  Executive may revoke this Release at any time within the 7-day period following the date Executive signs this Release by delivering a written statement of revocation to the Board.  This Release shall not become effective or enforceable until 12:01 a.m. on the 8th day after Executive signs the Release.

9.CIRCULAR 230 DISCLAIMER.  Each party to this Release acknowledges and agrees that (1) no provision of this Release, and no written communication or disclosure between or among the Parties or their attorneys and other advisors, is or was intended to be, nor shall any such communication or disclosure constitute or be construed or be relied upon as, tax advice within the meaning of United States Treasury Department Circular 230 (31 CFR part 10, as amended); (2) Executive (a) has relied exclusively upon Executive’s own independent legal and tax advisors for advice (including tax advice) in connection with this Release, (b) has not entered into this Release based upon the recommendation of any other party or any attorney or advisor to any other party, and (c) is not entitled to rely upon any communication or disclosure by any attorney or advisor to any other party to avoid any tax penalty that may be imposed on Executive; and (3) no attorney or advisor to any other party has imposed any limitation that protects the confidentiality of any such attorney’s or advisor’s tax strategies (regardless of whether such limitation is legally binding) upon disclosure by Executive of the tax treatment or tax structure of any transaction, including any transaction contemplated by this Release.

10.No Admissions.  Neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed as an admission of liability or wrongdoing on the part of either party, nor shall this Release or the furnishing of the consideration for this Release be admissible as evidence in any proceeding other than for the enforcement of this Release.

11.Entire Agreement.  This Release constitutes the entire agreement between Company and Executive on the subject matters covered herein, and may only be modified in a writing signed by the parties.  This Release supersedes all prior agreements and understandings between the parties regarding the subject matters addressed herein.  Neither the proprietary information agreement (the “PIA”) referenced in Section VII of the Employment Agreement nor the indemnification agreement referenced in Section XVIII of the Employment Agreement is superseded by this Release, and both such agreements shall survive the termination of Executive’s employment.

12.Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision hereof is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

13.Governing Law.  This Release shall be construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws provisions.

14.Waiver.  The waiver by Company or Executive of a breach of any provision of this Release by the other party shall not operate or be construed as a waiver of any other breach of such other party.  Each of the parties to this Release will be entitled to enforce its respective rights under this Release and to exercise all other rights existing in its favor.

15.Captions.  Captions to the paragraphs of the Release are intended solely for convenience, and no provisions in this Release are to be construed by reference to the caption of any paragraph.

16.Voluntary Acceptance.  Executive states that Executive has read and understands this Release and that Executive is executing this Release knowingly, voluntarily, without coercion and as Executive’s own free act and deed.  Executive is advised to seek the advice of counsel in connection with the execution of this Release.

Executive:

Date:
HENRY STUPP

Date:	Apex Global Brands, Inc.

By:
Name:
Title: